Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-184925, 333-181733, 333-179131, 333-174836, 333-173442, 333-171645, 333-157897 and 333-140739 Form S-3 Nos. 333-177709, 333-163606 and 333-149935) of Optimer Pharmaceuticals, Inc  and related prospectus of our reports dated March 18, 2013, with respect to the consolidated financial statements of Optimer Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of Optimer Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

San Diego, California
March 18, 2013